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                                                                       EXHIBIT 3
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                         CEC RESOURCES LTD. LETTERHEAD
                            (303) 863-1555 (phone)
                             (303) 863-1558 (fax)


                               January 21, 2000



     Re:  Exchange Offer for Stock of CEC Resources Ltd.


To the Shareholders of CEC Resources Ltd.

     We are enclosing materials relating to an exchange offer for your shares of CEC Resources Ltd. The exchange offer allows you to exchange your shares of CEC Resources Ltd. for shares of common stock of Carbon Energy Corporation ("Carbon"), on a one-for-one basis. As you may recall from reading our press releases and quarterly reports, the exchange offer is the last step in our efforts to combine Bonneville Fuels Corporation and CEC Resources Ltd.

     The Board of Directors of CEC Resources Ltd. recommends that you accept the exchange offer. In this letter, I want to list what materials you are receiving, provide you some background information and also state some instructions for completing a letter of transmittal.

     Enclosures

     Enclosed are the following items relating to the exchange offer:

     (1) A Prospectus dated January 18, 2000, of Carbon which makes the exchange offer for your CEC Resources shares;

     (2) A letter of transmittal that must be completed for persons accepting the exchange offer; and

     (3) A Schedule 14D-9 which refers to the Prospectus and is a document filed with the Securities and Exchange Commission in connection with our Board's recommending the acceptance of the exchange offer.
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To the Shareholders of CEC Resources Ltd.
January 21, 2000
Page 2

     Background Information

     The exchange offer results from the acquisition of Bonneville Fuels Corporation, originally proposed by CEC Resources and completed by Carbon. In order to combine with Bonneville Fuels, obtain financing for the acquisition of Bonneville Fuels and avoid adverse income taxes to CEC Resources and its shareholders, the following steps were taken:

     . CEC Resources entered into a stock purchase agreement for all outstanding Bonneville Fuels shares;

     . CEC Resources assigned the Bonneville Fuels stock purchase agreement to Carbon in return for Carbon's agreement to make the exchange offer and comply with other terms of an exchange and financing agreement;

     . Carbon closed an equity financing of $24,750,000 from Yorktown Energy Partners, III, on the basis of $5.50 per share of Carbon common stock, for the purpose of Carbon's purchasing all of the Bonneville Fuels shares;

     .    Carbon completed the purchase of the Bonneville Fuels shares; and

     .    Carbon has now commenced the exchange offer.

The overall goal is to provide each CEC Resources shareholder with the opportunity to own shares in a company that consists of both Bonneville Fuels and CEC Resources. In the exchange offer, each share of your CEC Resources stock can be exchanged for one share of Carbon.

     Some Exchange Offer Terms

     The terms of the exchange offer are explained in the enclosed Prospectus. At the front of the Prospectus is a summary of the exchange offer, and there is more detail about the exchange offer in a section entitled "The Exchange Offer." All shares of CEC Resources common stock properly tendered and not withdrawn can be exchanged on a one-for-one basis for Carbon common stock. The exchange offer will expire at 5:00 p.m., New York City time, on February 17, 2000 unless extended by Carbon.

     You may withdraw tenders of your shares of CEC Resources common stock at any time before the exchange offer expires.
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To the Shareholders of CEC Resources Ltd.
January 21, 2000
Page 3

     Procedures for Accepting the Offer

     If you hold certificates for shares of CEC Resources common stock in your name and you wish to receive the Carbon shares in your name at your address as shown in our records, you need only to do the following:

     . Complete and sign the letter of transmittal, by completing Box A (which includes the number of CEC Resources shares you wish to tender) and signing the letter in Box D;

     . Send the letter of transmittal with your stock certificates to the exchange agent at one of the New York City addresses shown at the top of the letter of transmittal.

     If you hold shares of CEC Resources common stock through a broker, you will receive instructions from your broker on how to accept the exchange offer. You will need to complete an instruction form for the broker.

     Recommendation

     The CEC Board of Directors believes that the terms of the exchange offer are fair to and in the best interests of CEC Resources and its shareholders. The directors and executive officers of CEC Resources who own, in the aggregate, 580,346 shares of outstanding CEC Resources common stock, representing approximately 38.1% of CEC Resources' outstanding shares, have stated that they intend to accept the exchange offer .

     Please act now in regard to the exchange offer. Please contact me if you have any questions.

                              Very truly yours,


                              CEC RESOURCES LTD.



                              By:   /s/ Patrick R. McDonald
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                                 Patrick R. McDonald, President